SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

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March 9, 2017

Dear Stockholder:

I am pleased to present the 2016 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, April 18, 2017, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on April 18, 2017

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, April 18, 2017, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

Proposal One: Election of twelve (12) directors for terms of one year each or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2016 compensation of the Company’s named executive officers as described in the Proxy Statement;

Proposal Three: Approval, on an advisory basis, of the frequency of stockholder advisory voting on executive compensation; and

Proposal Four: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2016 Annual Report and proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around March 9, 2017, which provides them with instructions on how to vote and how to access the 2016 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the 2016 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.

Stockholders of record at the close of business on February 22, 2017 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

March 9, 2017

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to be Held on April 18, 2017:

The Proxy Statement for the 2017 Annual Meeting, the Notice of the 2017 Annual Meeting, the form of proxy and the Company’s 2016 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON APRIL 18, 2017

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about March 9, 2017, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on April 18, 2017, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

Proposal One: Election of twelve (12) directors for terms of one year each or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2016 compensation of the Company’s named executive officers as described in this Proxy Statement;

Proposal Three: Approval, on an advisory basis, of the frequency of stockholder advisory voting on executive compensation; and

Proposal Four: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on February 22, 2017, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 49,557,572 shares of common stock outstanding held by 195 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters — Corporate Governance” for more information on the Majority Voting Policy.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve Proposal Two (advisory vote on 2016 executive compensation) and Proposal Four (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm). Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against Proposal Two and Proposal Four. With respect to Proposal Three (advisory vote on the frequency of stockholder advisory voting on executive compensation), stockholders will choose among holding advisory votes every year, every two years or every three years, or may abstain from voting. The frequency choice receiving the most stockholder votes will be deemed to be the choice of the stockholders. Broker non-votes will have no effect on the outcome of Proposals Two or Three. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The results of voting on Proposals Two, Three and Four are advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on Proposals One, Two or Three at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted on Proposal One (election of directors), Proposal Two (advisory vote on 2016 executive compensation) or Proposal Three (advisory vote on the frequency of stockholder advisory voting on executive compensation), you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you. Your bank, broker or other nominee will be permitted to vote on Proposal Four without instructions from you.

The individuals named as your proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you do send in a properly completed proxy but do not specify how the proxy is to be voted, the shares represented by your proxy will be voted to elect the twelve (12) director nominees, to approve, on an advisory basis, the 2016 compensation of our named executive officers, to select the frequency of every year for stockholder advisory voting on executive compensation and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary — Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, approval, on an advisory basis, of 2016 executive compensation, approval, on an advisory basis, of the frequency of stockholder voting on executive compensation and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the persons designated as proxies on the proxy card.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Attn: Investor Relations, 2000 McKinney Avenue, Suite 700, Dallas, Texas, 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

Twelve (12) currently serving members of the board of directors have been nominated for re-election. Directors serve for a one-year term or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	69	Director; Chairman of the board
C. Keith Cargill	64	Director; President and Chief Executive Officer
Peter B. Bartholow	68	Director; Chief Financial Officer and Chief Operating Officer
James H. Browning	67	Director
Preston M. Geren III	65	Director
Charles S. Hyle	66	Director
Elysia Holt Ragusa	65	Director
Steven P. Rosenberg	58	Director
Robert W. Stallings	67	Director
Dale W. Tremblay	58	Director
Ian J. Turpin	72	Director
Patricia A. Watson	51	Director

Larry L. Helm has served as a director since January 2006 and was elected Chairman of the board in May 2012. He served as the Executive Vice President of Corporate Affairs at Halcón Resources Corporation, a company engaged in the acquisition, exploration, development and production of oil and natural gas properties located in North America, a position he held from January 2013 until his retirement in March 2016. He has been engaged as an independent investor since March 2016. Previously, he served as Executive Vice President-Finance and Administration of Petrohawk Energy Corporation. Prior to joining Petrohawk in 2004, Mr. Helm spent 14 years with Bank One, most notably as Chairman and Chief Executive Officer of Bank One Dallas. Halcón Resources Corporation filed for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2016 and emerged from the proceeding pursuant to a “pre-packaged” plan of reorganization in September 2016.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as Chairman of our board of directors and a member of the Credit Risk Committee.

C. Keith Cargill has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer and as a director of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. His many years of experience as a banker and his leadership in building our Company make him well qualified to serve as a director.

Peter B. Bartholow has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO and COO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies and banking organizations make him well qualified to serve as a director.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries and has been engaged as a private investor since that time. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner, and also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as a director and member of the Audit Committee, Governance and Nominating Committee, and Compensation Committee of RigNet Inc., a global provider of digital technology solutions serving remote locations. He also currently serves as a director of Herc Holdings, Inc., a NYSE listed full service equipment rental company, where he chairs the Audit Committee and is a member of the Financing Committee. Previously, he served as a director for Endeavour International Corporation, a NYSE listed international oil and gas exploration and production company.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and the chairman of our Audit and Risk Committee, where he has been designated a financial expert. He also serves as a member of the Governance and Nominating Committee.

Preston M. Geren III has served as a director since July 2012. Mr. Geren is currently the President and CEO of the Sid W. Richardson Foundation, a position he has held since July 2011, and previously served as its Senior Advisor from April 2010 to July 2011. He served as an executive in the Department of Defense from 2001 to 2009, completing his service as Secretary of the Army under Presidents Bush and Obama. He served as a member of Congress representing the 12th Congressional District of Texas for four terms. Mr. Geren previously served as a director of Anadarko Petroleum Corp. Before entering public service Mr. Geren was an attorney and businessman in Fort Worth and served as a director of both privately and publicly held banking organizations.

Mr. Geren’s experience and leadership in high government positions, as well as his banking experience, position him to provide us with a valuable perspective on a broad range of business and governmental issues affecting our Company and the businesses and entrepreneurs we serve. He is well suited to serve as a member of the Credit Risk Committee and the Bank’s Trust Committee.

Charles S. Hyle has served as a director since October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He has been engaged as an independent investor since December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management–Barclays Capital–London.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges we will face as we continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and the chairman of our Credit Risk Committee. He also serves as a member of the Audit and Risk Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She serves as an International Director of Jones Lang LaSalle, a position she has held since July 2008, and currently provides team leadership for the Central Texas market while also serving clients in Austin, San Antonio and Dallas/Fort Worth. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil Group, Inc., a maker of watches and other apparel and accessories, where she serves as a member of the Compensation Committee and chairs the Nominating and Corporate Governance Committee.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company, and make her well qualified to serve as a director and chairman of our Governance and Nominating Committee. She also serves as a member of the Bank’s Trust Committee.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, a position he has held since May 2007. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Governance and Nominating Committee and is an Audit Committee member. He previously served as a board member of PRGX Global, a business analytics and information services firm, where he also served on the Human Resources Committee.

Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Credit Risk Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and COO, and became President and CEO in April 2001. He has served as President for The Quaker Oats Company’s worldwide foodservice division and formerly served on the Michigan State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, where he serves as a member of the Audit Committee and Intercompany Note Committee, and serves as chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.

Ian J. Turpin has served as a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the board of directors. Mr. Turpin’s background in public accounting also qualifies him as an Audit and Risk Committee financial expert, supporting his service as a member of the Audit and Risk Committee. Mr. Turpin has reached the retirement age of 72 established in the Company’s Corporate Governance Guidelines; his nomination for re-election in 2017 was approved by the unanimous vote of the other members of the board as contemplated by the Guidelines.

Patricia A. Watson has served as a director since February 2016. She serves as the Senior Executive Vice President and Chief Information Officer of TSYS, a global payment solutions provider for financial and non-financial institutions. Prior to joining TSYS in September 2016 she served as Vice President and Global Chief Information Officer for The Brinks Company. Prior to joining Brinks she worked with Bank of America for more than 14 years in technology positions of increasing responsibility. She spent 10 years in the United States Air Force as executive staff officer, flight commander and director of operations.

Ms. Watson’s expertise in information technology and security in the financial services and payments industries, as well as her strategic leadership skills, make her highly qualified to serve as a director and member of the Audit and Risk Committee.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes will be elected.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis, commonly referred to as a “say-on-pay” vote. We have held a say-on-pay vote annually since the Company’s 2011 Annual Meeting of Stockholders.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-linked programs, which are directly tied to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the NEOs is to have a substantial portion of total compensation derived from performance-based incentives. At our 2016 Annual Meeting of Stockholders, we received the affirmative support of 97.2% of votes cast in favor of our executive compensation.

The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2017 vote when making future decisions regarding compensation of the NEOs. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices with respect to their compensation described in this Proxy Statement. Your vote on Proposal Two is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2016 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2016 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures included in this Proxy Statement.

Proposal Two requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Proposal 3 — Approval of Frequency of Voting on Executive Compensation on an Advisory Basis

As described with regard to Proposal Two above, we have since 2011 provided our stockholders with an annual opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This year, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders also have the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials at future stockholder meetings. Our stockholders may vote, on an advisory basis, to hold an advisory say-on-pay vote every year, every two years, or every three years, or they may abstain.

Our stockholders voted on a similar proposal in 2011, and the overwhelming majority voted to hold the advisory vote on executive compensation every year. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Your vote on Proposal Three is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board. However, the Human Resources Committee and the board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Stockholders may cast an advisory vote to conduct advisory voting on executive compensation every year, every two years or every three years, or may abstain from voting on the matter. The frequency choice receiving the most stockholder votes will be deemed to be the choice of the stockholders.

The board of directors unanimously recommends that you vote for a frequency of “EVERY YEAR” for non-binding, advisory stockholder votes on the compensation of our named executive officers.

Proposal 4 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Audit and Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal 2017. Stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit and Risk Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.

The ratification of Ernst & Young LLP’s appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings during 2016. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2016.

Corporate Governance

The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.

Among the policies addressed in the Guidelines are the following:

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Majority Voting Policy.    Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

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Retirement policy.    A director who reaches the age of 72 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board.

•	Separation of Chairman and CEO duties. The position of Chairman of the board is to be held by an independent director.

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Limits on other board service.    No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the Chairman of the board may serve on no more than two other public company boards (one if serving as chairman).

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Board composition and independence.    No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Mr. Cargill and Mr. Bartholow qualify as independent under these standards.

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Term limits.    The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations, suitability reviews and continuing education as contemplated by the Guidelines.

•

Review of significant responsibility changes.    Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

•

Director compensation.    Director compensation includes a substantial equity component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

•

Director stock ownership.    The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation — Compensation Discussion and Analysis”, the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements.

•

Access to independent advisors.    The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•

Annual evaluation.    The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•

Executive sessions of the board of directors and committees.    The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

•

Prohibition of poison pill.    Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Hedging of Company securities prohibited.    All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.

Pledging of Company securities prohibited.    Directors, officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Risk Management

Our board of directors oversees an enterprise-wide approach to risk management, intended to support the achievement of strategic objectives to optimize our organizational performance and enhance stockholder value while operating within the guidelines of our risk appetite statement. While the board of directors has the ultimate oversight responsibility for the risk management process, the board has authorized various committees to provide primary oversight of the Company’s risk enterprise management program. In addition, management has appointed a Risk Management Committee (“RMC”) comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management. Annually, the RMC updates the Risk Appetite Statement and establishes various risk tolerances, which are ultimately approved by the board. Specific responsibilities for the committees are discussed in more detail below.

Director Independence

The board of directors has determined that each director other than Mr. Cargill and Mr. Bartholow qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and Chairman positions are separated under the Company’s board leadership structure. Larry L. Helm acts as the non-executive Chairman and C. Keith Cargill serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

The board of directors is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. The board of directors has delegated various aspects of its risk oversight responsibilities to the board’s committees. The Audit and Risk Committee during 2016 assisted the board of directors in monitoring the effectiveness of the Company’s identification and management of compliance risk, interest rate risk, liquidity risk, price risk, operational risk and financial reporting risk. The Credit Risk Committee was charged with oversight of the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses and the establishment and administration of the Company’s credit policies. The Human Resources Committee, in conjunction with its annual review and approval of the compensation of the Company’s CEO and senior management, considers whether the Company’s incentive plans encourage participants to take risks that would be reasonably likely to have a material adverse impact on the Company, and to the extent necessary, reviews and discusses with management any related risk mitigation features and disclosures determined to be advisable.

In April 2017, following the Annual Meeting, a Risk Committee of the board of directors will be established to align the Company’s governance structure to provide a more specific focus on risk oversight. The Audit and Risk Committee will be renamed the Audit Committee and its enterprise risk oversight responsibilities will be transferred to the Risk Committee. The Risk Committee will replace the Credit Risk Committee, and assume its responsibilities with regard to credit risk oversight. The Risk Committee will oversee the Company’s policies and processes related to risk identification, assessment, monitoring and management. The scope of its responsibilities will include market risk, interest rate risk, credit risk, liquidity risk, price risk, operational risk, regulatory compliance risk, strategic risk, legal risk, reputational risk and other material business risks.

The Risk Committee will also be charged with overseeing the Company’s comprehensive risk framework and setting and monitoring the risk appetite of the Company. The Risk Committee will provide oversight to the RMC, which currently operates under the oversight of the Audit and Risk Committee. The RMC will report to the Risk Committee at least quarterly with respect to its risk-related activities. The Chief Risk Officer (“CRO”) will have a direct reporting relationship to the Risk Committee. The Audit

Committee will continue to receive reports from the CRO and the Internal Audit Department regarding management’s compliance with the Company’s risk appetite statement and applicable risk-related policies, procedures and tolerances that impact the Company’s financial reporting and related internal controls and regulatory compliance.

Committees of the Board of Directors and Meeting Attendance

The board of directors had four standing committees during 2016. A general description of the functions performed by each committee and committee membership as of the date of this Proxy Statement is set forth below.

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Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are Elysia Holt Ragusa (Chairman), James H. Browning and Ian Turpin. Each member of the Committee is an independent director. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met eleven times during 2016.

The Governance and Nominating Committee considers industry knowledge and other business expertise, personal traits such as character, integrity and wisdom, and the candidate’s understanding of business operations, marketing, finance or other aspects relevant to the success of a large publicly traded corporation in today’s business environment, among other factors, when evaluating candidates for the Company’s board of directors. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills, but also considering other dimensions of diversity, including gender and cultural background. These considerations ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is an important component in ensuring that the board exercises good judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

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Audit and Risk Committee.    The Audit and Risk Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, risk identification and management, control and compliance. The Audit and Risk Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit and Risk Committee which is available on the Company’s website at www.texascapitalbank.com. The Audit and Risk Committee appoints the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls and evaluating problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors. The Committee also oversees the activities of the Company’s Risk Management Committee, which is chaired by the Company’s CRO and includes the Company’s CEO, CFO, Chief Accounting Officer and the Bank’s director of technology and operations. The Audit and Risk Committee is comprised of four directors, each of whom is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules: James H. Browning (Chairman), Charles S. Hyle, Ian J. Turpin, and Patricia A. Watson. The Audit and Risk Committee met five times during 2016.

The board of directors has determined that all of the committee’s members are able to read and understand fundamental financial statements as contemplated by the current listing standards of the Nasdaq Stock Market. The board of directors also determined that three members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

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Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive and incentive bonus programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Each member of the HR Committee is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules. The HR Committee members are Dale W. Tremblay (Chairman), Elysia Holt Ragusa and Steven P. Rosenberg. The HR Committee met eight times during 2016. For more information regarding the HR Committee’s processes and procedures for the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” later in this Proxy Statement.

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Credit Risk Committee.    The Credit Risk Committee oversees the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses, and the establishment and administration of the Company’s credit policies consistent with the risk oversight framework established by the board of directors. The Credit Risk Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. The Credit Risk Committee members are Charles S. Hyle (Chairman), Preston M. Geren III, Larry L. Helm and Robert W. Stallings. Each member of the Committee is an independent director. The Credit Risk Committee met five times during 2016.

Communications with the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit and Risk Committee

The Audit and Risk Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit and Risk Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2016.

The Audit and Risk Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit and Risk Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit and Risk Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussion referred to above, the Audit and Risk Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 17, 2017.

This report is submitted on behalf of the Audit and Risk Committee of the board of directors of Texas Capital Bancshares, Inc.

James H. Browning, Chairman

Charles S. Hyle

Ian J. Turpin

Patricia A. Watson

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its CEO, CFO and controller. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 22, 2017 concerning the beneficial ownership of the Company’s common stock by: (a) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, (b) each director, director nominee and named executive officer (“NEO”), and (c) all of the Company’s NEOs and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable within 60 days of February 22, 2017 are deemed exercised and outstanding.

Persons Known to Company Who Own More Than 5% of Outstanding Shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
BlackRock, Inc. and certain affiliates	5,968,334	(1)	12.04%
T. Rowe Price Associates, Inc.	4,396,725	(2)	8.87%
The Vanguard Group, Inc. and certain affiliates	4,085,411	(3)	8.24%

*	Percentage is calculated on the basis of 49,557,572 shares, the total number of shares of common stock outstanding on February 22, 2017.

(1)

As reported by BlackRock, Inc. on a Schedule 13G/A filed with the SEC on January 17, 2017, as of December 31, 2016, reporting sole voting power with respect to 5,850,400 shares and sole dispositive power with respect to 5,968,334 shares. Its address is 55 East 52nd St., New York NY 10055.

(2)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G/A filed with the SEC on February 7, 2017, as of December 31, 2016, reporting sole voting power with respect to 777,103 shares and sole dispositive power with respect to 4,396,725 shares. Its address is 100 East Pratt St., Baltimore MD 21202.

(3)	As reported by Vanguard Group, Inc. on a Schedule 13G/A filed with the SEC on February 10, 2017, as of December 31, 2016, reporting sole voting power with respect to 62,200 shares, shared voting power with respect to 5,041 shares, sole dispositive power with respect to 4,020,852 shares and shared dispositive power with respect to 64,559 shares. Its address is 100 Vanguard Blvd., Malvern PA 19355.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	13,634	(2)	*
Julie L. Anderson	23,757		*
Peter B. Bartholow	25,000		*
James H. Browning	9,747	(3)	*
C. Keith Cargill	38,981		*
Preston M. Geren III	3,772		*
Larry L. Helm	20,691	(4)	*
John D. Hudgens	2,983		*
Charles S. Hyle	1,272		*
Elysia Holt Ragusa	6,547	(5)	*
Steven P. Rosenberg	35,747	(6)	*
Robert W. Stallings	6,347	(7)	*
Dale W. Tremblay	4,747		*
Ian J. Turpin	36,822	(8)	*
Patricia A. Watson	1,623	(9)	*
All executive officers and directors as a group	231,670		0.47	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 49,557,572 shares, the total number of shares of common stock outstanding on February 22, 2017.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 11,945 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners.

(3)	Includes 6,747 shares held by Mr. Browning. Also includes 3,000 vested SARs.

(4)	Includes 9,691 shares held by Mr. Helm. Also includes 11,000 vested SARs.

(5)	Includes 3,547 shares held by Ms. Ragusa. Also includes 3,000 vested SARs.

(6)	Includes 26,747 shares held by Mr. Rosenberg. Also includes 9,000 vested SARs.

(7)	Includes 5,747 shares held by Mr. Stallings. Also includes 600 vested SARs.

(8)	Includes 5,726 shares held by Mr. Turpin. Also includes 5,951 shares held by Johnson Management Trust, 14,641 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee. Also includes 8,600 vested SARs.

(9)	Includes 642 shares held by Ms. Watson. Also includes 981 shares of restricted common stock as to which restrictions will lapse as to one-half of the shares on each of February 16, 2018, and 2019, but for which she has voting power.

EXECUTIVE COMPENSATION

Executive Officers

Our named executive officers (“NEOs”) for 2016, and the positions held by them on December 31, 2016 are:

C. Keith Cargill, President and CEO of the Company and President and CEO of Texas Capital Bank. Mr. Cargill, age 64, has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Peter B. Bartholow, CFO and COO of the Company and COO of Texas Capital Bank. Mr. Bartholow, age 68, has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

John D. Hudgens, Chief Risk Officer of the Company and Chief Risk Officer of Texas Capital Bank. Mr. Hudgens, age 61, assumed the role of Chairman of the Company’s Risk Management Committee in 2009, and in that role became the Chief Risk Officer of Texas Capital Bank. Additionally, he has served as the Company’s Chief Risk Officer since May 2014. He also served as Chief Credit Officer of Texas Capital Bank from January 1999 to August 2016.

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 60, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

Julie L. Anderson, Controller, Chief Accounting Officer, and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 48, has served as the Company’s Controller since February 1999 and Chief Accounting Officer since December 2003. In July 2013, she assumed the role of CFO of Texas Capital Bank and in May 2014, she assumed the role of Secretary of the Company.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs and explains our compensation philosophy, policies and practices with respect to the NEOs identified above.

In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

2016 Financial Highlights

•	Net income of $155.1 million, increasing 7% from 2015 and 14% from 2014;

•	Net interest income of $639.8 million compared to $556.5 million in 2015;

•	Earnings per share of $3.11 compared to $2.91 in 2015 and $2.88 in 2014;

•	11% increase in traditional loans held for investment;

•	8% increase in total mortgage finance loans, including Mortgage Correspondent Aggregation (“MCA”) loans;

•	13% increase in deposits and 25% increase in non-interest bearing deposits compared to prior year; and

•	Efficiency ratio of 54.6%.

The Company performed well in 2016, reporting record net income of $155.1 million. We benefitted from continued growth in both traditional loans held for investment, which increased 11%, and total mortgage finance loans, including MCA loans, which increased 8%, in 2016 compared to 2015. At the same time we maintained strong credit discipline despite increases in net charge-offs, which were primarily related to energy, achieved significant growth in deposits, particularly non-interest bearing deposits, and controlled expenses despite increases in costs due to the continued build out of our operations to support our growth and regulatory compliance. Our net interest income reached a record of $639.8 million, primarily due to an increase of $2.6 billion in average earning assets. These results were accomplished organically without dilutive acquisitions and are consistent with the Company’s high level of performance over the past five years. At $3.11 per share, including the dilutive effects of our common stock offering of 3.5 million shares in the fourth quarter, 2016 was the best earnings per share (“EPS”) year for our stockholders in our history.

While our 2016 results were positive, we responded to a number of challenges in 2016, primarily related to a 44.6% increase in the provision for credit losses, from $53.2 million in 2015 to $77.0 million in 2016, as a result of continued volatility in the energy sector and general loan growth. Our energy lending portfolio produced strong headwinds in terms of continued higher levels of criticized and non-performing loans. The continued low interest rate environment and the substantial growth in liquidity assets kept our 2016 net interest margin flat at 3.14% for the year compared to the 3.14% reported in 2015 and 3.78% reported in 2014.

The Company has added to its capital through common stock offerings three times in the past three years, once in 2016 and twice in 2014, increasing the number of outstanding shares significantly, which has made achieving EPS growth in 2014, 2015 and 2016 more difficult. We increased liquidity assets from $1.2 billion at the end of 2014 to $2.7 billion at the end of 2016, funded primarily through low-cost deposits. The increase in liquidity assets, which earned just 0.52% in 2016 as Federal Reserve Bank deposits, has reduced our return on assets (“ROA”) although we continued to earn a small positive spread against our funding cost. These challenges and their effect on our 2016 results impacted the 2016 incentive compensation of our executives.

Executive Summary

Our compensation philosophy demands that executive compensation track appropriately to the Company’s economic performance, not just management’s performance. The HR Committee and the board of directors believe that our management’s overall performance in 2016 was outstanding, particularly in view of the $23.8 million increase in the provision for credit losses and increased regulatory costs. Notably, the Company outperformed other banks in our peer group, a majority of which were not similarly affected by the volatility in the energy industry and its actual and projected impact on the Texas economy.

The HR Committee believes that executive pay and performance of the Company continue to be strongly aligned. We increased the base compensation of our NEOs in 2016 to address specific instances of increased responsibilities and performance expectations as well as to maintain reasonable parity with the 50th percentile of our compensation peer group. NEO base compensation was adjusted in 2016 in response to the results of the biennial peer compensation analysis overseen by the HR Committee.

Average payouts of annual cash incentive to the NEOs for 2016 ranged between 55% and 84% of the executive’s base salary, with an average payout of 70%. This compares to a 2015 payout range of 47% to 57%, with an average 2015 payout of 48%, and a 2014 payout range of 72% to 100%, with an average 2014 payout of 83%. In each of 2014, 2015 and 2016 the HR Committee set the aggregate incentive amount, or pool, at 7%, 7%, and 8%, respectively, of pre-tax, pre-annual incentive income based on the committee’s consideration of the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. For 2016, the HR Committee used EPS, ROA and tangible book value (“TBV”) to determine incentive compensation payouts, as further described under Annual Incentive Compensation below. The financial parameters set for each year’s short-term incentive compensation place an effective cap on the amounts that may be awarded and limit the HR Committee’s discretion in determining the payout.

Long-term incentive compensation payouts in 2016 were adversely impacted by a number of factors. The performance vesting portions of the long-term grants of cash-settled performance units (“Performance Units”) made to the NEOs in 2014 (50%) were based on EPS and ROA targets set in 2014 and did not anticipate, and were not adjusted for, the increase in the provision for credit losses in 2016 resulting from the decline in energy prices or the large increase in liquidity assets in 2015 and 2016 that significantly lowered ROA results. As a consequence, the NEOs received no payout related to the performance-based portion of the cash-settled Performance Units in 2016. The remainder of the 2016 long-term compensation was attributable to the time-vested portions of the 2014 awards (50%). The 2016 vested long-term incentive payouts for the four NEOs who received these grants in 2014 represented an average decrease of 19% when compared to 2015 and an average decrease of 60% when compared to 2014. Partial adjustments to 2014 and 2015 vestings were made for the EPS impact of the 2014 common stock offerings described above, which further impacted the comparison.

As described in more detail below under “Equity Incentive Philosophy”, the HR Committee determined that long-term incentives granted in 2015 and subsequent years to the NEOs will be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of common stock directly owned by the NEOs. The grants of these stock-settled awards in 2015 and 2016 are reflected in the Summary Compensation Table under the column labeled “Stock Awards.” The accounting for and proxy statement presentation of stock-settled awards is different from cash-settled Performance Units. Stock-settled awards are required to be recognized as compensation expense in the year they are granted based upon an analysis of the probable outcome of the award to the NEO over the ensuing three years, without regard to whether the awards actually vest in future years. Cash-settled awards, on the other hand, are only recognized when they vest, in the amount paid to the NEO. These awards, when vested, appear in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” under the column labeled “Long-Term Incentive Plan Compensation.”

As a result of the disparity in accounting treatment and proxy statement disclosure between cash-settled and stock-settled units, the Summary Compensation Table for 2015 and 2016 effectively double-counts the long-term incentive awards to the NEOs (only 2016 for Ms. Anderson, who did not receive a stock-settled long-term incentive award in 2015), making their 2015 and 2016 total compensation amounts appear larger than were actually realized.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following objectives for our executive compensation programs:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

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to allow the Company and the Bank to attract and retain highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives;

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at competitive levels; and

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to assure that the NEO’s objectives have been achieved without imposing excessive risk to stockholders and that appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth have been maintained.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of competitive base salary and incentive compensation, including cash and equity-linked programs, which are directly tied to performance and creation of stockholder value. The objective for the executive officers and key employees is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee meets throughout the year, including conferences, formal meetings and discussions with consultants and management and review of compensation-related materials. The HR Committee works with executive management, primarily our CEO, in assessing the compensation approach and levels for our executive officers and key employees, other than his own compensation. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of peer group data. The HR Committee also reviews and recommends to the board the Company’s annual and long-term incentive plans for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s experience, performance and contribution to the Company, the achievement of strategic goals, external equity and market value, internal equity, fairness and retention priority. The various components of the compensation programs for the NEOs are discussed below in the “Executive Compensation Program Overview”. There are no material differences in compensation policies for each of the five NEOs, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four NEOs other than the CEO, the CEO makes recommendations to the HR Committee about each of their individual total compensation levels. The HR Committee may delegate to the CEO the allocation of certain salary increases or annual incentive amounts for the other four NEOs.

Compensation Risk Oversight

The HR Committee regularly reviews all compensation plans to identify whether any the Company’s or the Bank’s compensatory policies or practices incentivize behavior that creates excessive or unnecessary risk to the Company. In 2016, the HR Committee conducted its annual compensation risk assessment with the assistance of Frederic W. Cook & Co, Inc., its independent compensation advisor. The HR Committee also undertook a targeted risk review of the Bank’s incentive programs at all levels in response to recent widely publicized disclosures of control failures in retail bank incentive programs. Based upon the results of these assessments, the HR Committee determined that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Communication with Stockholders

The HR Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2016 annual meeting of stockholders received an affirmative vote of 97.2% in favor of our 2015 executive compensation. The Company maintains active engagement with our stockholders, communicating directly with the holders of more than 80% of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage stockholders to communicate with us regarding our corporate governance and executive compensation. Communications from stockholders on these subjects are reported to the HR Committee or the Governance and Nominating Committee, as appropriate.

Clawback of Incentive Compensation

Our Corporate Governance Guidelines include a policy providing that incentive compensation payable to our NEOs under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the HR Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.

Equity Incentive Philosophy

In 2014 the Company issued cash-settled Performance Units to its NEOs as their primary long-term equity incentive, a portion of which vest based on the attainment of certain performance metrics developed by the HR Committee and the balance of which vest on the third anniversary of the date of grant if the NEO is employed by the Company or is eligible for approved retirement. The HR Committee determined that 2015 and 2016 equity incentives would be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of directly- owned shares of common stock by the NEOs. It is expected that grants in future years will similarly emphasize the accumulation of direct ownership of common stock.

The cash-settled awards in 2014 were intended to balance the interest of the Company in providing an incentive to its executives that would vary based upon the performance of the Company’s common stock with the interest of stockholders in experiencing less dilution of their ownership of the Company resulting from the Company’s employee compensation program. The Company performed at or near the top of its peer group over this time period while having less dilution to its stockholders resulting from its employee compensation programs. The HR Committee believes that the direct ownership of substantial amounts of common stock combined with the cash-settled and stock-settled incentives issued over the past three years combine to strongly align the interests of the Company’s senior executive officers with the interests of stockholders.

The following table is provided to indicate the substantial value at risk (VAR) for each of the NEOs resulting from their directly owned common stock, unvested RSUs and unvested cash-settled Performance Units.

Name	Shares Owned(A)	Unvested Stock-Settled RSUs(B)	Unvested Cash-Settled Units(C)	Value at Risk(D)	VAR as % of 2016 Base Salary
C. Keith Cargill	38,981	34,192	9,911	$6,148,216	683%
Peter B. Bartholow	25,000	19,396	7,177	3,816,402	763%
John D. Hudgens	2,983	17,370	6,408	1,980,314	417%
Vince A. Ackerson	13,634	16,978	5,639	2,682,574	559%
Julie L. Anderson	23,757	6,306	5,526	2,633,586	684%

(A)	Shares owned are as of December 31, 2016.

(B)	Represents RSUs subject to vesting in 2018 and 2019 based upon award grants made in 2015 and 2016 to then-serving NEOs based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.”

(C)	Represents cash-settled Performance Units subject to vesting in 2017 based upon award grants made in 2014 to then-serving NEO’s based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.” Ms. Anderson received only time-vested cash units during 2014.

(D)	Based on December 1, 2016 stock price of $74.00, as contemplated by the executive stock ownership guidelines.

The HR Committee considers the returns realized by stockholders through increases or decreases in the price of the Company’s common stock in the course of establishing NEO equity incentive compensation performance targets, but has determined that it would be inappropriate to base specific incentive compensation award amounts on stockholder return measures such as total stockholder return (“TSR”). This is primarily based upon concern that the Company’s NEO compensation measures not incent excessive risk-taking behavior in times such as 2015 and 2016 when market perceptions of matters outside of our executives’ control, such as future commodity price risk, interest rate changes or the expectation of future easing of regulatory compliance costs, introduce significant volatility into our stock price.

The HR Committee does not believe that strict benchmarking of the Company’s stock price performance against other banking organizations having substantially different business models, funding sources and growth and earnings trajectories will produce an appropriate correlation between the Company’s economic achievements and its executive compensation. The HR Committee believes that basing vesting of incentive compensation on TSR or similar measures can produce unfairness to our executives or to our stockholders due to unforeseeable changes in economic conditions, short-term volatility in our stock price and lack of comparability to the business models of other banks.

The Company’s NEO compensation arrangements place a large amount of each individual’s future compensation “at risk” relative to the performance of the Company’s common stock. Our NEOs’ significant investments in our common stock, as required by our executive stock ownership guidelines, also make our executives sensitive to declines in our stock price. Our performance measures such as EPS, ROA and increases in tangible book value that are based on the Company’s financial performance take into account the importance of balancing the risk appetite and risk management framework established by the board of directors, regulatory expectations for safe and sound operation of a federally insured bank and the desire and ability of our executive leadership and employees to achieve long-term, sustainable growth in stockholder value.

Executive Stock Ownership Guidelines

Our Corporate Governance Guidelines include stock ownership guidelines for the NEOs in order to further align their interests with the long-term interests of stockholders. NEOs are expected to own common stock having a value of at least three times their base compensation (five times for the CEO), and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of this policy. All of the NEOs are in compliance with the Company’s stock ownership policy, and as of the date of this Proxy Statement Mr. Bartholow and Ms. Anderson have reached the target levels of share ownership.

Role of the Compensation Consultant

The HR Committee has engaged the services of independent executive compensation consulting firm Frederic W. Cook & Co, Inc. (“Cook”). Cook reports to and acts at the direction of the HR Committee. The HR Committee looks to its compensation consultant to provide:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•

advice regarding the establishment and administration of executive compensation plans or arrangements that provide benefits to executive officers of the Company in alignment with the objectives of the Company and the interests of stockholders; and

•	recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year and engaged Cook to perform that review most recently in 2016, which we refer to as the Cook 2016 Review. The HR Committee has used the Cook 2016 Review to inform its 2016 compensation decisions. Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. Cook assisted the HR Committee in its review of total direct compensation for the NEOs, including a review of 2016 incentive compensation and 2017 base salaries for the NEOs, as discussed under “Base Salary” below. To assist in determining 2016 and 2017 base salaries and 2016 incentive compensation, the HR Committee used the Cook 2016 Review and market data regarding performance of comparable financial services companies as well as consideration of the Company’s financial performance and each NEO’s individual performance. The next executive compensation market/peer review will be performed in 2018.

Cook provided its executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Cook’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Cook is independent.

Peer Company Compensation Data

The HR Committee and Cook, with input from the Company’s management, established the Company’s compensation peer group in connection with the Cook 2016 Review and will reevaluate the peer group in

2018. The peer group consists of fifteen bank holding companies and one bank that file public reports and have business operations in commercial banking and financial services. The peer institutions were identified as having assets, long-term performance and market capitalization comparable to the Company. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. Two institutions included in the peer group for 2015 were removed for 2016, one because it was acquired and the other because its size fell below the lower threshold for inclusion.

The peer group used in 2016 includes the following companies:

BOK Financial Corporation

Cullen/Frost Bankers, Inc.

FirstMerit Corporation

First Midwest Bancorp, Inc.

IberiaBank Corporation

MB Financial, Inc.

PacWest Bancorp

Pinnacle Financial Partners, Inc.

PrivateBancorp, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF Financial Corporation

TrustMark Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

The HR Committee targets total compensation paid to the Company’s executive officers to be aligned between the 50th and, given commensurate performance, 75th percentiles of the Company’s peer group.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, consisting of RSUs; and

•	other standard retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of fixed compensation to our executives and to reflect their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the CEO and for the other NEOs upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity-linked compensation provided under long-term compensation plans. The Company intends for total compensation levels to be consistent with competitive practices of our peer group companies and each executive’s level of responsibility.

The HR Committee determines the level of salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

After considering these factors, reviewing results of the Cook 2016 Review, and discussing proposed salaries for the other NEOs with Mr. Cargill, the HR Committee recommended and the board approved salary increases as follows: Mr. Cargill $900,000 (13%), Mr. Bartholow $500,000 (6%), Mr. Hudgens $475,000 (6%), Mr. Ackerson $480,000 (8%), and Ms. Anderson $385,000 (10%). These salary increases were implemented in October 2016 following receipt of the 2016 Cook Review and completion of the HR Committee’s review in order to be consistent with competitive practices of our peer group companies. In February 2017, as part of the annual review of executive compensation, the HR Committee further recommended and the board approved annual salary increases, effective March 1, 2017, as follows: Mr. Cargill $912,000 (1%), Mr. Bartholow $506,000 (1%), Mr. Hudgens $481,000 (1%), Mr. Ackerson $486,000 (1%), and Ms. Anderson $392,000 (2%).

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on performance metrics that drive business success. For 2016, the HR Committee focused on growth in EPS, ROA, and TBV, as well as other business and individual objectives. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the annual incentive program approved by the HR Committee, an aggregate incentive pool is established each year. The size of the incentive pool is derived as a percentage of the Company’s pre-tax, pre-annual incentive income. The incentive pool has varied from 5% to 15% of the Company’s pre-tax, pre-annual incentive income depending on the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. Due to our continued profitability, the HR Committee approved an incentive pool for 2016 set at 8% of pre-tax, pre-annual incentive income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year based on actual results compared to the approved financial plan. After verification of final results, the total annual incentive pool and allocation of dollars in the incentive pool among the participants are approved by the HR Committee. This approach provides an effective cap on the size of awards that may be made to the NEOs.

The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions and individual performance. The incentive pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings and other key managers, which includes persons who oversee and provide critical support in such areas as finance, human resources, operations, technology, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program.

The portion of the total incentive pool allocated to the NEOs is based on the performance of the Company compared to plan and other measures of performance. For 2016, it was specifically based on the Company’s

EPS, ROA and TBV compared to targets established by the HRC. In addition, the HRC assessed completion of individual NEO objectives.

The range of specific targets and relative weights for each performance metric were as follows:

EPS 30% of Annual Incentive	Payout	ROA 30% of Annual Incentive	Payout	TBV Growth 20% of Annual Incentive	Payout
$3.05	25%	0.76%	25%	$32.96	25%
3.10	50%	0.78%	50%	33.27	50%
3.21	75%	0.80%	75%	33.59	75%
3.33	100%	0.83%	100%	33.97	100%
3.45	125%	0.87%	125%	34.38	125%
3.56	150%	0.91%	150%	34.86	150%

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

The remaining 20% of each NEO’s annual incentive compensation target for 2016 consisted of individual objectives submitted to the HR Committee for approval at the beginning of 2016. Performance and achievement of the individual objectives was measured by assessing each NEO’s individual leadership and execution of strategic and organizational objectives related to the NEO’s areas of responsibility in the business. For 2016, the individual objectives included the following:

•	Successful completion of major initiatives to achieve strategic business objectives;

•	Completion of thorough talent reviews and assessment of future staffing needs for the NEO’s particular business unit;

•	Implementation of organizational changes to deliver superior results while also addressing the changing business climate and regulatory requirements;

•	Personal leadership development planning to ensure each NEO’s own continual learning and skill enhancement; and

•	Building strong and trusted partnerships with the community, the industry, key stakeholders, the board, stockholders and regulatory agencies, as appropriate.

The NEOs achieved varying percentages of their approved objectives during 2016: Mr. Cargill–80%, Mr. Bartholow–100%, Mr. Hudgens–65%, Mr. Ackerson–100%, and Ms. Anderson 100%.

The HR Committee may give additional discretion and consideration to an NEO who effectively navigates unforeseen industry or economic conditions that may not have been included in their previously approved management objectives for the year. Due to the challenging environment in 2016 arising largely from sustained low oil and gas prices and the resulting impact on the Company’s profitability from increases in the provision for credit losses, primarily related to energy, the HR Committee determined additional performance-based incentive compensation was appropriate based on the overall performance achieved by the Company to recognize each NEO’s individual contribution under challenging conditions that were not anticipated at the beginning of 2016. The additional performance-based compensation is detailed in the table below.

In determining annual cash incentives, the HR Committee considers the entire compensation package of each of the NEOs and the performance of that individual. The incentive award potential is intended to be consistent with each NEO’s level of responsibility, position and performance. A percentage of each NEO’s base salary in effect at the end of the prior fiscal year is generally targeted, ranging from 70% to 100%. The

Cook 2016 Review confirmed these amounts are consistent with mid-range opportunities among our peer group companies. Individual incentives can be above or below these targets based on the Company’s and NEO’s performance in any given year.

The HR Committee approves the allocation of the remainder of the incentive pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than himself. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments.

The HR Committee met in February 2017 to determine annual incentive pool compensation to be paid to the NEOs for the Company’s 2016 performance. In determining the 2016 incentive compensation, the HR Committee considered the Company’s overall performance and growth in EPS, ROA and TBV compared to targets established by the HR Committee, as well as individual performance by each NEO. The following results were achieved in 2016:

•	EPS of $3.11 = 52.3% of target met

•	ROA, adjusted for liquidity in excess of plan, of 0.77% = 37.5% of target met

•	TBV of $37.17 = 150.0% of target met

ROA results for 2016 were adjusted from the reported level of 0.74% to 0.77% to recognize 2016 liquidity levels in excess of plan, resulting primarily from higher than planned generation of low-cost deposits that had a positive effect on the Company’s economic performance and its safety and soundness, but an adverse effect on ROA. The excess liquidity amount was deducted from total assets, which was used to calculate adjusted ROA.

Based on these performance measures, annual incentive compensation payouts of between 55% and 84% of each NEO’s base salary in effect at December 31, 2016 were awarded, with an average payout of 70% for each of the NEOs. The annual incentive payments for each NEO are detailed below and are set forth in the Summary Compensation Table:

Name	Target % of Base	Target Annual Incentive	EPS–30%	ROA–30%	TBV– 20%	Management Objectives –20%	Additional Performance Amount	Total Annual Incentive
C. Keith Cargill	100%	$900,000	$141,210	$101,250	$270,000	$144,000	$100,000	$756,460
Peter B. Bartholow	80%	400,000	62,760	45,000	120,000	80,000	40,000	347,760
John D. Hudgens	70%	332,500	52,169	37,406	99,750	43,225	30,000	262,551
Vince A. Ackerson	70%	336,000	52,718	37,800	100,800	67,200	40,000	298,518
Julie L. Anderson	70%	269,500	42,285	30,319	80,850	53,900	50,000	257,353

Long-Term Incentives

Long-term incentive awards for our NEOs include equity-based awards that are designed to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that equity-linked incentives are most effective in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

In 2014, long-term incentive grants were made to the NEOs under the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan, or the 2010 Plan, in the form of cash-settled Performance Units. In 2015 and 2016 long-term incentive grants were made to the NEOs under the Texas Capital Bancshares, Inc. 2015

Long-Term Incentive Plan, or the 2015 Plan, in the form of stock-settled RSUs. A percentage of the Performance Units and RSUs vest based on the attainment of certain performance metrics developed by the HR Committee as outlined below, referred to as the performance portion of the awards. The vesting of the remaining percentages, referred to as the time-based portion, occurs on the third anniversary of the date of grant if the named executive is employed by the Company or is eligible for approved retirement.

Vesting of the performance portions of the Performance Units and RSUs is subject to determinations by the HR Committee that the EPS, ROA and, for 2015 and 2016, TBV objectives have been achieved without imposing excessive risk to stockholders and that the Company has maintained appropriate standards related to asset quality, capital management, regulatory compliance, expense management relative to revenue and the funding composition and level to support loan growth. For each vesting period, the Committee makes a threshold determination of whether: the Bank’s asset quality and credit controls were at a level of comparable high performing banks’ asset quality and credit controls; the Bank maintained a tangible capital ratio comparable to that of solidly capitalized banks; the Bank was run efficiently, with a guideline efficiency ratio of 60% or better, while appropriately addressing regulatory requirements; and that at least 100% of traditional loans held for investment were supported by core deposits.

The Company made an annual grant of cash-settled Performance Units in May 2014, of which 50% of the grant was tied to performance measures and 50% of the grant was time-based. The performance measures for the 2014 grant were tied to EPS and ROA objectives for the three-year period ending December 31, 2016, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. Ms. Anderson was awarded an annual grant of cash-settled Performance Units that are 100% service-based and provide for annual vesting over the three-year period.

The number of cash-settled Performance Units awarded in 2014 was based on a targeted percentage of base compensation for each of the named executives and recognition that the award would effectively cover a three-year period. Based on the defined objectives for the 50% performance portion of the Performance Units, the NEOs had the opportunity to vest between 0% and 150% of the performance portion of the Performance Units. The value of the Performance Units was determined at December 31, 2016, the end of the three-year period covered by the grants. At December 31, 2016 EPS was $ 3.11 and three-year average ROA was 0.86%.

The HR Committee and the board of directors determined that these results were achieved without imposing excessive risk to stockholders and that the Company maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. However, EPS of $3.11 and three-year average ROA of 0.86% were below the minimum performance targets set in 2014, resulting in no payout for either performance target. The remaining 50% time-based portion was paid to the NEOs and is included in the compensation tables below.

In June 2015, the HR Committee moved away from the cash-settled Performance Units and made annual grants of RSUs. The grants were structured in a manner consistent with the 2014 grants described above; however the 50% performance portion of the grant is 40% based upon the EPS objective, 40% based upon the ROA objective and 20% based upon a newly defined growth in TBV objective. The NEOs have the opportunity to vest between 0% and 150% of the performance portion of the RSUs under this grant, which covers the three-year period ending December 31, 2017. Unlike the 2014 grants, settlement of these awards will be made in shares of the Company’s common stock. Ms. Anderson was awarded annual grants of cash-settled Performance Units that are 100% service-based and provide for annual vesting over the applicable three-year period.

On May 17, 2016, the HR Committee approved the grant of a service-based special retention award to Ms. Anderson consisting of cash-settled Performance Units valued at $100,000 vesting 25% over the next four anniversaries of the grant date. The award has no performance components and was granted pursuant to the Company’s 2015 Long-Term Incentive Plan.

The Company made an annual grant of RSUs in September 2016 following completion of the Cook 2016 Review. The grants were structured in a manner consistent with the 2015 grants described above; however the 50% time-based portion of the grant vests 66% on March 15, 2019 and 34% on September 28, 2019 so that 66% of the award will vest in accord with the Company’s ordinary effective dates for such grants and 34% of the award will vest on September 28, 2019 in accord with the three-year vesting from date-of-grant requirement for time-based awards under the 2015 Plan. Similar to the 2015 grants described above, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the RSUs under this grant, which covers the three-year period ending December 31, 2018.

All of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the NEO’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data. Because grants are expressed in specific share numbers and the performance criteria specify minimum and maximum qualifying performance levels, the amounts that an NEO may receive from vesting of long-term equity incentives is effectively capped.

The following summarizes the range of performance targets for the performance portions of the, 2014, 2015, and 2016 grants of Performance Units and RSUs discussed above:

2014 Grant:

•	EPS targets ranging from $3.33 to $4.33 for the year ended December 31, 2016 with payouts ranging from 12.5% to 37.5% of total vested value.

•	Average ROA over a three-year period ending December 31, 2016 ranging from 1.07% to 1.15%, with payouts ranging from 12.5% to 37.5% of total vested value.

2015 Grant:

•	EPS targets ranging from $3.70 to $4.50 for the year ended December 31, 2017 with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average ROA over a three-year period ending December 31, 2017 ranging from 0.98% to 1.11%, with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average growth in TBV over a three-year period ending December 31, 2017 ranging from 9.00% to 16.00%, with payouts ranging from 5.0% to 15.0% of total vested value.

2016 Grant:

•	EPS targets ranging from $3.90 to $4.90 for the year ended December 31, 2018 with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average ROA over a three-year period ending December 31, 2018 ranging from 0.80% to 1.00%, with payouts ranging from 10.0% to 30.0% of total vested value.

•	Average growth in TBV over a three-year period ending December 31, 2018 ranging from 9.00% to 16.00%, with payouts ranging from 5.0% to 15.0% of total vested value.

The Performance Units and RSUs will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The Performance Units provide for accelerated vesting upon a change in control, as defined under the 2010 Plan, with 50% to vest upon the effective date of the change in control and 50% to vest upon the original vesting date of the Performance Unit, or two years following the effective date of the change in control, whichever occurs earlier. If the NEO is terminated without cause or terminates his employment for good reason (each as defined in the NEO’s employment agreement) within 90 days immediately preceding or following the effective date of the change in control, the unvested Performance Units will become vested on the later of the effective date of the change in control or the NEO’s termination date. In addition, the Performance Units become immediately vested upon the NEO’s death or total and permanent disability. If an NEO retires upon reaching the age of 65 with 12 years of service, the Performance Units become fully vested with the payout to occur at the end of the three-year performance period, subject to board approval and the execution of non-competition and non-solicitation agreements by the executive.

The RSUs provide for accelerated vesting of 100% of the unvested units upon a change in control, as defined under the 2015 Plan, if the NEO is terminated without cause or terminates his employment for good reason (each as defined in the NEO’s employment agreement) following the change in control, effective upon such termination, and regardless of whether the performance criteria have been achieved. If an NEO retires upon reaching the age of 65 with 12 years of service, a prorated portion of the time-based RSUs will vest based on the number of full years the NEO has been employed since the date of grant, and the performance-based RSUs will continue to vest based on the achievement of the performance goals within the time periods established for such grant. If an NEO violates the provisions of any agreement with the Company that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, any unvested awards will cease to vest, any undelivered shares will be forfeited and any net shares delivered to the NEO with respect to the awards must be immediately returned to the Company.

Other Benefits

2006 Employee Stock Purchase Plan.    In 2006, the board of directors adopted and our stockholders approved the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”). The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at 95% of the market price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and determination of the level of participation. We believe that the 2006 ESPP is an important part of our compensation program that helps us compete effectively for talent. It has been and remains the policy of the Company that the NEOs are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide the 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon such employee’s tenure with the Company. The matching contributions for each NEO are set forth in the below All Other Compensation Table. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. We have not provided in 2016 or in prior years any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans requiring mandatory Company contributions, to our employees or the NEOs, other than the 401(k) Plan and the Nonqualified Deferred Compensation Plan described below.

Nonqualified Deferred Compensation Plan.    Effective for fiscal 2016, we implemented a nonqualified deferred compensation plan for our executives and key members of management in order to assist us in attracting and retaining these individuals. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout into deferral accounts that mirror the gains or losses of specified investment funds or market indexes approved by the HR Committee and selected by the participants. These investment alternatives are similar to the choices under the 401(k) plan. The gains and losses credited to each participant’s deferral account are subject to the same investment risk as an actual investment in the specified investment funds or market indexes. The Company does not currently match deferrals made pursuant to the plan. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

The plan allows the Company to make discretionary contributions on behalf of a participant. On February 14, 2017, the HR Committee recommended and the board approved discretionary contributions to be made by the Company on behalf of the NEOs as follows: Mr. Cargill $100,000, Mr. Bartholow $40,000, Mr. Hudgens $40,000, Mr. Ackerson $40,000, and Ms. Anderson $40,000. The discretionary contributions may be allocated among the approved investment alternatives as selected by each NEO. As established by the Company on the date of approval and in the award agreement, the discretionary contributions and any related earnings vest 50% on the second anniversary of the date of approval, with the remainder vesting on the third anniversary. Discretionary contributions become immediately vested upon the participant’s death or disability, or termination without cause or with good reason within 18 months of a change in control. Company contributions and any related earnings, once vested, may only be withdrawn upon the participant’s separation from service, death or disability, or on a pre-determined date specified by the participant or by the Company in an award agreement. The discretionary contributions for each NEO are set forth in the All Other Compensation and Nonqualified Deferred Compensation tables below.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

The Company maintains employment agreements with each of its NEOs. The material terms of each NEO’s employment agreement are described below.

Mr. Cargill’s amended and restated employment agreement, which we refer to as the “Cargill Agreement,” has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party. The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. “Cause” as defined in the agreement includes: (1) fraud, misappropriation or embezzlement; (2) the material breach of executive responsibilities, restrictive covenants or fiduciary duties; (3) conviction of a felony or crime of moral turpitude; (4) illegal use of drugs interfering with the performance of his duties; or (5) acceptance of other employment without permission. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

If terminated by the Company without cause or by non-renewal, or by Mr. Cargill for “good reason,” Mr. Cargill would receive a cash payment equal to twelve months’ base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; or (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers.

If, in connection with a change in control, as defined in the Cargill Agreement, Mr. Cargill’s employment is terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s voluntary termination of employment.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing bank or company with a place of business in Texas.

Employment Agreements for Mr. Bartholow, Mr. Hudgens, Mr. Ackerson and Ms. Anderson

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with Messrs. Bartholow, Hudgens and Ackerson and Ms. Anderson. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time in view of the critical nature of each of their positions. The Company entered into Amended and Restated Executive Employment Agreements (the “2014 Agreements”) with Mr. Bartholow, Mr. Hudgens and Mr. Ackerson effective December 18, 2014. The Company’s Employment Agreement with Ms. Anderson is dated May 5, 2006 (the “2006 Agreement”, which together with the 2014 Agreements is referred to as an “NEO Agreement”).

Each of the NEO Agreements has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement, and each provides for compensation including base salary and participation in the annual incentive plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our long-term incentive plans.

Each NEO Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his or her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined substantially identically to the Cargill Agreement. Upon termination of the 2006 Agreement for death or disability, Ms. Anderson would receive the lesser of (i) the balance of her base salary remaining in the term of her Agreement or (ii) twelve months’ base salary.

The NEO Agreements provide for severance payments to the executive upon termination of the executive’s employment by us without cause or by the executive for good reason, at which time the executive is entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) an amount equal to the average annual incentive paid to the executive for the two years preceding his or her termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. “Good reason” is defined substantially identically to the Cargill Agreement.

The NEO Agreements include provisions relating to payments upon a change in control that are substantially identical to the terms of the Cargill Agreement, as well as protective provisions triggered under adverse conditions that limit the payments due to the NEOs and non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank.

Indemnification Arrangements

Our certificate of incorporation, bylaws and applicable Delaware law provide indemnification rights to our directors and officers. Our board of directors has granted broader rights to indemnity pursuant to Indemnification Agreements between the Company and each of its directors and NEOs. These indemnification arrangements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification arrangements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Report is submitted by the Human Resources Committee of the board of directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chairman

Elysia Holt Ragusa

Steven P. Rosenberg

2016 Summary Compensation Table*

				Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Stock Awards (A)	Annual Incentive Plan Compensation (B)	Long-Term Incentive Plan Compensation (C)	All Other Compensation (D)	Total
C. Keith Cargill President and CEO of the Company; President and CEO of Texas Capital Bank	2016	$825,000	$887,915	$756,460	$384,943	$131,398	$2,985,716
	2015	729,167	471,291	425,000	393,563	31,894	2,050,915
	2014	625,000	—	625,000	754,291	35,171	2,039,462

Peter B. Bartholow CFO and COO of the Company; COO of Texas Capital Bank	2016	478,000	460,936	347,760	278,755	75,262	1,640,713
	2015	455,333	307,227	208,200	393,563	34,526	1,398,849
	2014	439,167	—	330,000	788,598	50,586	1,608,351

John D. Hudgens Chief Risk Officer of the Company; Chief Risk Officer of Texas Capital Bank	2016	455,833	412,039	262,551	248,887	65,051	1,444,361
	2015	431,833	275,847	182,250	324,896	26,426	1,241,252
	2014	413,333	—	300,000	657,139	40,731	1,411,203

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2016	454,166	407,312	298,518	219,019	69,263	1,448,278
	2015	425,000	265,315	180,500	289,401	34,876	1,195,092
	2014	395,833	—	300,000	597,154	46,760	1,339,747

Julie L. Anderson Controller, Chief Accounting Officer and Secretary of the Company; CFO of Texas Capital Bank	2016	355,000	256,981	257,353	122,483	64,810	1,056,627
	2015	306,667	—	158,500	133,163	24,903	623,233
	2014	288,333	—	235,000	106,547	30,369	660,249

For a description of the employment agreements applicable to the NEOs, refer to the “Employment Agreements” section of the “Compensation Discussion and Analysis”.

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent the aggregate grant date fair value of RSUs, determined in accordance with Accounting Standard Codification (ASC) Topic 718. With respect to the 2016 awards granted on September 28, 2016, 50% of the award is time-based with cliff vesting of 66% on 3/15/2019 and 34% on 9/28/2019, and 50% of the award is performance-based with vesting occurring upon the Company’s achievement of certain performance targets and the NEOs continued employment over a three-year period ending 12/31/2018. The amounts presented for the 50% performance-based portion of the 2016 awards reflect the value of the award based on the probable outcome of the performance targets determined as of the grant date. The value of the 50% performance-based portion of the 2016 awards for each NEO at the grant date assuming that the highest level of performance targets are achieved is as follows: Mr. Cargill $887,888, Mr. Bartholow $460,936, Mr. Hudgens $412,039, Mr. Ackerson $407,312 and Ms. Anderson $256,954. Annual LTI grants for 2014 were in the form of cash-settled Performance Units which are reported as Long-Term Incentive Plan Compensation in the table above when vested and paid, and not at grant date. See note 1 and note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the associated assumptions used in the valuation of stock-settled compensation awards.

(B)	Amounts represent payouts under our annual incentive program. For further details of the targets and performance related to the payout of these amounts, refer to the “Annual Incentive Compensation” section of the “Compensation Discussion and Analysis”.

(C)	Amounts represent payouts related to cash-settled Performance Units. For further details of the targets and performance related to the payout of these amounts, refer to the “Long-Term Incentives” section of the “Compensation Discussion and Analysis”.

(D)	See additional description in “2016 All Other Compensation Table” below.

2016 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(A)	Insurance Premiums	Company Contributions to 401(k) Plans	Company Contributions to Nonqualified Deferred Compensation Plans	Total
C. Keith Cargill	2016	$12,362	$2,698	$16,338	$100,000	$131,398
Peter B. Bartholow	2016	16,400	2,033	16,829	40,000	75,262
John D. Hudgens	2016	7,200	2,446	15,405	40,000	65,051
Vince A. Ackerson	2016	10,655	2,371	16,237	40,000	69,263
Julie L. Anderson	2016	7,200	1,603	16,007	40,000	64,810

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Cargill $5,162, Mr. Bartholow $9,200 and Mr. Ackerson $3,455.

2016 Grants of Plan Based Awards Table*

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
C. Keith Cargill	9/28/2016	(A)	$—	$—	$—	5,448	10,895	16,343	—	$295,990
	9/28/2016	(B)	—	—	—	—	—	—	10,895	591,925
Peter B. Bartholow	9/28/2016	(A)	—	—	—	2,828	5,656	8,484	—	153,645
	9/28/2016	(B)	—	—	—	—	—	—	5,656	307,290
John D. Hudgens	9/28/2016	(A)	—	—	—	2,528	5,056	7,584	—	137,346
	9/28/2016	(B)	—	—	—	—	—	—	5,056	274,692
Vince A. Ackerson	9/28/2016	(A)	—	—	—	2,499	4,998	7,497	—	135,771
	9/28/2016	(B)	—	—	—	—	—	—	4,998	271,541
Julie L. Anderson	5/17/2016	(C)	N/A	178,282	N/A	—	—	—	—	—
	9/28/2016	(A)	—	—	—	1,577	3,153	4,730	—	85,678
	9/28/2016	(B)	—	—	—	—	—	—	3,153	171,302

*	Columns for which no amounts are reported have been deleted.

(A)	Amount represents awards of RSUs made under the 2015 Plan that will vest based upon the Company’s achievement of certain performance targets and the NEO’s continued employment by the Company over a three-year period ending 12/31/2018. Based on the defined objectives of the awards the NEO has the opportunity to vest between 0% and 150% of the RSUs. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, or $54.33, and reflects the value of the award based on the probable outcome of the performance targets determined as of the grant date in accordance with ASC 718 and pursuant to the 2015 Plan. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives,” for more information on the RSU grants.

(B)	Amount represents awards of RSUs made under the 2015 Plan that will cliff vest 66% on 3/15/2019 and 34% on 9/28/2019. The grant date fair value is based on the closing price of our common stock on the date of grant, or $54.33.

(C)	Amount represents non-equity incentive plan special retention award of 2,274 units granted to Ms. Anderson pursuant to the 2015 Plan that is 100% service-based. The award vests 25% on each of the first four anniversaries of the grant date. As the award provides only for a single estimated payout, the amount is reported in target column only and is based on the 12/30/2016 closing market price of our common stock of $78.40.

2016 Outstanding Equity Awards at Fiscal Year-end Table*

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(B)	Market Value of Shares or Units of Stock That Have Not Vested(A)(B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(C)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(A)(C)
C. Keith Cargill	9/28/2016	10,895	$854,168	10,895	$854,168
	6/1/2015	6,201	486,158	6,201	486,158
Peter B. Bartholow	9/28/2016	5,656	443,430	5,656	443,430
	6/1/2015	4,042	316,893	4,042	316,893
John D. Hudgens	9/28/2016	5,056	396,390	5,056	396,390
	6/1/2015	3,629	284,514	3,629	284,514
Vince A. Ackerson	9/28/2016	4,998	391,843	4,998	391,843
	6/1/2015	3,491	273,694	3,491	273,694
Julie L. Anderson	9/28/2016	3,153	247,195	3,153	247,195

*	Columns for which no amounts are reported have been deleted.

(A)	Based on 12/30/2016 closing market price of our common stock of $78.40.

(B)	Awards granted 9/28/2016 cliff vest 66% on 3/15/2019 and 34% on 9/28/2019. Awards granted 6/1/2015 cliff vest at the end of three years on 6/1/2018.

(C)	Awards granted 9/28/2016 and 6/1/2015 will vest based upon the Company’s achievement of certain performance targets and the executive’s continued employment by the Company over the three-year periods ending 12/31/2018 and 12/31/2017, respectively.

2016 Option Exercises and Stock Vested Table*

Option Awards
Name	Number of Shares Acquired on Vesting(A)	Value Realized on Vesting(B)
C. Keith Cargill	—	$—
Peter B. Bartholow	4,388	42,608
John D. Hudgens	—	—
Vince A. Ackerson	—	—
Julie L. Anderson	—	—

*	Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent gross shares exercised or vested. Actual shares issued, net of taxes, were 886 to Mr. Bartholow with respect to the SAR exercise.

(B)	The value realized by the NEO upon the vesting of SARs is calculated by multiplying the number of shares of stock vested by the difference between the exercise price of the SAR and the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

2016 Pension Benefits Table

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs.

2016 Nonqualified Deferred Compensation Table*

Name	NEO Contributions in Last Fiscal Year(A)	Company Contributions in Last Fiscal Year(B)	Aggregate Earnings/(Loss) in Last Fiscal Year(C)	Aggregate Balance at Last Fiscal Year End(D)
C. Keith Cargill	$75,000	$100,000	$6,561	$181,561
Peter B. Bartholow	4,580	40,000	367	44,947
John D. Hudgens	—	40,000	—	40,000
Vince A. Ackerson	215,000	40,000	25,983	280,983
Julie L. Anderson	—	40,000	—	40,000

For a description of the non-qualified deferred compensation plan, refer to the “Other Benefits–Nonqualified Deferred Compensation Plan” section of the “Compensation Discussion and Analysis”.

*	Columns for which no amounts are reported have been deleted.

(A)	Contribution amounts in this table are included in the “2016 Summary Compensation Table” above. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

(B)	Company contributions are detailed in the “2016 All Other Compensation Table” and included in the “2016 Summary Compensation Table” above. The discretionary contributions and any related earnings vest 50% on the second anniversary of the date of approval, with the remainder vesting on the third anniversary. Discretionary contributions become immediately vested upon the participant’s death or disability, or termination without cause or with good reason within 18 months of a change in control, and may be withdrawn upon the participant’s separation of service, death or disability, or on a pre-determined date specified by the participant or by the Company in an award agreement.

(C)	Aggregate earnings do not reflect “above market or preferential earnings” and are not included in the “2016 Summary Compensation Table” above.

(D)	Amounts represent the total compensation deferred by each NEO and discretionary contributions made to each NEO by the Company, together with any related earnings attributed to either in accordance with each NEOs deferral account investment selections. Deferral amounts and Company contributions were included in the “2016 Summary Compensation Table” in 2016.

2016 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract upon a termination of service for each of the reasons stated below, described more completely in the “Employment Agreements” section of the “Compensation Discussion and Analysis”. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 30, 2016 and that the price per share of our common stock was the closing market price as of that date, $78.40.

Name	Termination Without Cause or For Good Reason	Change in Control: Termination Without Cause or For Good Reason	Death	Disability	Retirement
C. Keith Cargill
Severance(A)	$1,490,730	$3,419,535	$—	$—	$—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	2,780,653	2,780,653	2,780,653	—
Other benefits(D)	26,301	52,602	—	—	—
Peter B. Bartholow
Severance(A)	777,980	1,861,618	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,560,646	1,560,646	1,560,646	1,520,646
Other benefits(D)	31,069	46,604	—	—	—
John D. Hudgens
Severance(A)	697,400	1,665,583	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,401,808	1,401,808	1,401,808	—
Other benefits(D)	29,970	44,955	—	—	—
Vince A. Ackerson
Severance(A)	719,509	1,697,730	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	1,371,075	1,371,075	1,371,075	—
Other benefits(D)	29,922	44,883	—	—	—
Julie L. Anderson
Severance(A)	592,927	1,125,854	—	—	—
Death/disability(B)	—	—	355,000	355,000	—
Accelerated vesting of long-term incentives and nonqualified deferred compensation plan discretionary contributions(C)	—	967,629	967,629	967,629	—
Other benefits(D)	25,946	51,892	—	25,946	—

(A)	If an NEO is terminated without cause or for good reason, severance is equal to twelve months base salary plus the average incentive compensation paid during the prior two-year period and will be paid over a period of twelve months. If the NEO’s termination occurs in connection with a change in control, severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Cargill, Bartholow, Hudgens and Ackerson and 2 times twelve months base salary plus average incentive compensation paid during the prior two-year period for Ms. Anderson, and will be paid in a lump sum within 30 days of the NEO’s termination.

(B)	Employment agreements for Messrs. Cargill, Bartholow, Hudgens and Ackerson provide for no payment upon their death or disability. Ms. Anderson’s employment agreement provides for a cash payment of the lesser of (i) the balance of her base salary remaining in the term of her employment agreement or (ii) twelve months base salary upon her death or disability.

(C)	Includes immediate vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the 12/30/2016 closing price of our common stock of $78.40. Messrs. Cargill, Ackerson and Hudgens and Ms. Anderson had not met the age and service conditions as of 12/31/2016 to be eligible for the accelerated vesting of long-term incentives upon retirement. Also includes unvested discretionary Company contributions made under the nonqualified deferred compensation plan that immediately vest upon the participant’s death or disability, or termination without cause or with good reason within 18 months of a change in control.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Each NEO would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill and Ms. Anderson would receive 24 months of benefits, and Messrs. Bartholow, Hudgens and Ackerson would each receive 18 months of benefits. Ms. Anderson would also receive 12 months of benefits in the event of permanent disability. Cost includes both employer and employee coverage.

2016 Director Compensation Table*

For service on our board of directors in 2016, our non-employee directors were paid an annual retainer of $50,000 and a fee of $1,500 per meeting. Our Chairman received an additional $65,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,500 per committee meeting attended. Directors serving as chairman of the Audit and Risk Committee and HR Committee received an additional $20,000 per year for serving in those roles and the directors serving as chairman of the Governance and Nominating Committee and Credit Risk Committee received an additional $15,000 per year for serving in those roles. Members attending special meetings of the board and committees were paid $1,500 per meeting, or $750 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of restricted stock units with an aggregate grant date fair value of approximately $45,000 ($55,000 beginning in 2017), granted at the board meeting immediately following each year’s annual meeting of stockholders, that vest on the first anniversary of the date of grant and are distributed to the director in equal amounts on the first, second and third anniversaries of the date of grant in accordance with the 2015 Plan. New directors receive a grant of restricted common stock with an aggregate grant date fair value of $50,000 as to which restrictions lapse as to equal numbers of shares on the first, second and third anniversaries of the date of grant. The following table contains information pertaining to the compensation of the Company’s board of directors for the 2016 fiscal year.

Name	Fees Earned Or Paid In Cash(A)	Stock Awards(B)	All Other Compensation	Total
James H. Browning(C)	$90,000	$44,981	$—	$134,981
Preston M. Geren III(C)	63,250	44,981	—	108,231
Fred Hegi(D)	49,750	—	—	49,750
Larry L. Helm(C)	122,250	44,981	—	167,231
Charles S. Hyle(C)	72,500	44,981	—	117,481
William W. McAllister(D)	37,000	—	—	37,000
Elysia Holt Ragusa(C)	80,000	44,981	—	124,981
Steven P. Rosenberg(C)	77,000	44,981	—	121,981
Robert W. Stallings(C)	58,750	44,981	—	103,731
Dale W. Tremblay(C)	81,000	44,981	—	125,981
Ian J. Turpin(C)	58,750	44,981	—	103,731
Patricia A. Watson(E)	32,850	106,229	—	139,079

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent meeting fees paid upon attendance of board and committee meetings, annual retainer fees and fees for service as Chairman of the board or a committee.

(B)	Amounts represent the aggregate grant date fair value determined in accordance with ASC 718 of all stock awards granted pursuant to the 2015 Plan. On 5/17/2016, all currently serving directors received 1,023 RSUs with a grant date fair value of $43.97 per share which will vest one-third on each anniversary of the grant date. In connection with her election on 2/16/2016, Ms. Watson received grants of 331 RSUs, representing a partial grant for 2016 service, and 1,472 shares of restricted stock, representing an annual grant, both with grant date fair values of $33.97 per share. The RSUs will vest as to one-third of the shares on each anniversary of the grant date. The restrictions applicable to the shares of restricted stock will lapse as to one-third of the shares on each anniversary of the grant date.

(C)	As of December 31, 2016, Messrs. Browning, Geren, Helm, Hyle, Rosenberg, Stallings, Tremblay, and Turpin and Ms. Ragusa held 1,567 unvested RSUs, and the following directors held vested SARS: Mr. Browning, 3,000; Mr. Helm, 11,000; Ms. Ragusa, 3,000; Mr. Rosenberg, 9,000; Mr. Stallings, 600; and Mr. Turpin, 8,600.

(D)	Mr. Hegi and Mr. McAllister retired from the board effective at the 2016 Annual Meeting held on May 17, 2016. As of December 31, 2016, Mr. Hegi and Mr. McAllister both held 544 unvested RSUs.

(E)	As of December 31, 2016, Ms. Watson held 1,243 unvested RSUs and 981 shares of restricted stock subject to continuing restrictions.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the HR Committee of the board of directors of the Company was an officer or employee of the Company during 2016 or any other time. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However, it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit and Risk Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit and Risk Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and the Nasdaq Stock Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2016, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors, except that a Form 4 for Steven P. Rosenberg reflecting the sale of 15,000 shares of the Company’s stock on November 10, 2016, was filed on December 1, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(A)	550,918	$31.68	2,270,699	(B)
Equity compensation plans not approved by security holders	—	—	—
Total	550,918	$31.68	2,270,699

(A)	Includes 125,863 shares issuable pursuant to outstanding SARs with a weighted average exercise price of $31.68 and 425,055 shares issuable pursuant to outstanding RSUs. Since RSUs have no exercise price, they are not included in the weighted average exercise price calculation.

(B)	All of these shares are available for issuance pursuant to grants of full-value awards.

AUDITOR FEES AND SERVICES

The Audit and Risk Committee has appointed Ernst & Young LLP to continue as our independent registered public accounting firm for the 2017 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2016	2015
Audit fees	$1,675	$1,450
Audit-related fees	—	—
Tax fees	330	423
Total	$2,005	$1,873

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit and Risk Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit and Risk Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Risk Committee has delegated to the Chairman of the Audit and Risk Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit and Risk Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2018 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2018 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2018

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2018 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than November  9, 2017.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2016 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2016 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHARES, INC.®

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, April 18, 2017
Time:	9:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR the election of the director nominees in proposal 1, 1 YEAR on proposal 3 and FOR proposals 2 and 4.

1:	Election of Directors
Directors Recommend
		For	Withhold	Ô
	01 C. Keith Cargill	☐	☐	For
	02 Peter B. Bartholow	☐	☐	For
	03 James H. Browning	☐	☐	For
	04 Preston M. Geren III	☐	☐	For
	05 Larry L. Helm	☐	☐	For
	06 Charles S. Hyle	☐	☐	For
	07 Elysia Holt Ragusa	☐	☐	For
	08 Steven P. Rosenberg	☐	☐	For
	09 Robert W. Stallings	☐	☐	For
	10 Dale W. Tremblay	☐	☐	For
	11 Ian J. Turpin	☐	☐	For
	12 Patricia A. Watson	☐	☐	For

		For	Against	Abstain
2:	Advisory vote on compensation of named executive officers.	☐	☐	☐		For

		1 year	2 years	3 years	Abstain	1
3:	Advisory vote on frequency of advisory vote on compensation of named executive officers.	☐	☐	☐	☐	Year

		For	Against	Abstain
4:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐		For

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TEXAS CAPITAL BANCSHARES, INC.®

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, April 18, 2017

for Holders as of February 22, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints C. Keith Cargill and Peter B. Bartholow, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1, 1 YEAR ON PROPOSAL 3 AND FOR PROPOSALS 2 AND 4.

All votes must be received by 5:00 P.M., Eastern Time, April 17, 2017. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, April 13, 2017.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
April 18, 2017 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints C. Keith Cargill and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, April 18, 2017, at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1, 1 YEAR on Proposal 3 and FOR Proposals 2 and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)